EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Annual Report (Form 10-K) of TLC Vision Corporation for the year ended December 31, 2006, of our reports dated March 2, 2007, with respect to the consolidated financial statements of OccuLogix, Inc., OccuLogix, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of OccuLogix, Inc., included in the Annual Report (Form 10-K) of OccuLogix, Inc.

/s/ Ernst & Young LLP

Toronto, Canada
March 16, 2007

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